Walgreen Co. Rewiring for Growth Salary Continuation Plan
Salary Grade 18 and Above Voluntary Group
Separation and Release Agreement

This Separation and Release Agreement (“Agreement”) is entered into between the undersigned employee (“Employee”) and Walgreen Co., its parents, subsidiaries, affiliated companies, predecessors, successors and assigns ("Walgreens" or the "Company"), who agree as follows:

1. Termination Date.  The parties agree that Employee resigns and Employee’s employment with the Company is voluntarily terminated effective March 31, 2009, or such other date as designated by the Company and agreed to by Employee prior to execution of this Agreement.

2. General Waiver & Release.  Employee waives and releases any and all claims, known or unknown, arising on or before the date Employee signs this Agreement, that Employee has or might have against the Company, its parents, subsidiaries, affiliated companies, predecessors, successors, and assigns, as well as all of its and their past and present officers, directors, managers, employees, attorneys, and agents (collectively “Released Parties”), subject only to the exceptions identified in paragraph 3 below.  These waived and released claims include but are not limited to: (i) claims that in any way relate to Employee’s employment, separation from employment and other dealings of any kind with any Released Party or Parties; (ii) claims of unlawful discrimination, harassment, retaliation or other alleged violations arising under federal, state, local or others laws and regulations, including but not limited to claims arising under the federal Age Discrimination in Employment Act (ADEA); Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1866; the Employee Retirement Income Security Act (ERISA); the Americans with Disabilities Act (ADA); the Fair Labor Standards Act (FLSA); the Worker Adjustment and Retraining Notification Act (WARN); and the Family and Medical Leave Act (FMLA); (iii) claims of wrongful discharge, emotional distress, defamation, misrepresentation, fraud, detrimental reliance, breach of alleged contractual obligations, promissory estoppel, negligence, assault and battery, and violation of public policy; and (iv) claims for monetary damages, other personal recovery or relief, costs, expenses, and attorneys’ fees of any kind.

3. Claims Not Waived and Released.  The only claims not waived and not released by Employee under paragraph 2 are (i) claims arising after the date that Employee signs this Agreement; (ii) any claim that as a matter of law cannot be waived; and (iii) claims for benefits that are specifically described and provided for in this Agreement.

4. No Disparagement.  Employee will not make derogatory statements, either written or oral, or otherwise disparage any Released Party or Walgreens products or services, except as may be required to be permitted by law.  Nor shall Employee direct, arrange or encourage others to make any such derogatory or disparaging statements on Employee's behalf.

5. Return of Company Property.  Employee agrees that, no later than his/her Termination Date, Employee will have returned all Company property, and no Company property has been retained by the Employee, regardless of the form in which it was acquired or held by Employee.

6. Confidential Business Information.  Employee agrees not to use or disclose any Confidential Information, as defined below, to any person or entity other than the Company, either before or after his/her Termination Date, without the Company's prior written consent.  Confidential Information means information not generally known by the public about processes, systems, products or services, including proposed products or services, business information, pricing, sales, promotions, financial performance, know-how, or trade secrets of the Company.

7. Non-Admissions.  Nothing in this Agreement constitutes or shall be portrayed or regarded as an admission of any wrongdoing, fault, violation, liability, or unlawful activity by the Company or any Released Party.

8. Cooperation.  Subject to paragraph 3 above, upon reasonable notice, Employee agrees at all times to fully and completely cooperate with the Company and its agents and representatives, without additional compensation, during and in connection with all litigation, potential litigation, and internal or external investigations in which the Company is involved or may become involved, subject to reimbursement of reasonable travel expenses if travel is requested and approved in advance by Walgreens.

9. Investigations and Related Proceedings.  Nothing in this Agreement shall affect or interfere with Employee’s right to participate, cooperate, initiate or assist in an investigation or proceeding conducted within the Company or by any government agency, oversight board, commission or other regulatory or investigative body.

10. Reemployment Restrictions.  Employee acknowledges that he/she will not be eligible for reemployment with the Company once he/she has terminated employment.

11. Non-Competition and Non-Solicitation.  Employee has executed a Non-Competition, Non-Solicitation and Confidentiality Agreement in connection with his or her award of Restricted Stock Units for fiscal year 2009 (the “RSU Non-Compete”), and Employee hereby acknowledges and reaffirms his/her continuing obligations under the RSU Non-Compete in connection with the execution of this Agreement, subject to the following modifications:

(a)           The non-competition restrictions set forth in Paragraph 2(d) of the RSU Non-Compete shall apply through Employee’s last day worked and for a period thereafter equal to the number of weeks for which Employee receives salary continuation benefits under the Walgreen Co. Rewiring for Growth Salary Continuation Plan (the “Plan”) and the Supplement for Employees Grades 12 and Higher (the “Supplement”), regardless of the timing of payment of such benefits; and

(b)           The restrictions set forth in Paragraph 2(a-c) of the RSU Non-Compete shall apply through Employee’s last day worked and for the two-year period immediately following such last day worked.

12.           Salary Continuation Plan Benefits.  Walgreens agrees to pay Employee benefits under the Plan and Supplement, provided that Employee is eligible for benefits under the terms of the Plan and Supplement and executes this Agreement.  Walgreens also agrees to pay Employee additional compensation and benefits.  Such Plan, Supplement and additional benefits are described in the attached Exhibit A.  To the extent that Employee is eligible under the Plan and/or Supplement for a retirement bridge under one or more Company benefit plans or programs, Employee’s execution of this Agreement will constitute his/her official consent to any amendments to any applicable award agreements or other plan documentation, as may be needed to carry out the terms of the retirement bridge.  Employee will receive the same notice of changes to plans or stock options as other retired Walgreens employees.

13.           Unemployment Compensation.  Employee acknowledges that he/she is voluntarily resigning from employment with the Company and that the Company reserves the right to dispute any claim for unemployment compensation benefits, to the extent permitted by law.

14.           Consequences of Breach by Employee.  Plan benefits are conditioned on compliance with all Employee commitments set forth in this Agreement.  In the event of any breach of this Agreement by Employee, the Company shall be entitled to discontinue and recover all Plan benefits otherwise payable to Employee, except for $200 to be retained by Employee as consideration for enforcement of non-breached provisions of the Agreement.  In addition, Employee acknowledges that Section 11 of this Agreement is necessary to enable the Company to maintain its competitive position and any actual or threatened breach of this covenant will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law.  In the event of any actual or threatened breach of these covenants, the Company shall be entitled to injunctive relief, including the right to a temporary restraining order, and other relief, including damages, as may be proper along with the Company’s attorney’s fees and court costs.  The foregoing stipulated damages and remedies of the Company are in addition to, and not to the exclusion of, any other damages the Company may be able to prove.

15.           409A Compliance.  Employee acknowledges that in order to avoid adverse tax consequences to Employee under Section 409A of the Internal Revenue Code, certain benefits under the Plan and Supplement may need to be paid on a delayed basis as soon as administratively possible following the six-month anniversary of the Termination Date.

16.           New Section:  The Employee and Company agree that material changes have been made to the benefits originally presented to the Employee by (a) revising Section 12 and adding Exhibit A, and (b) by adding Section 15.  The parties agree that such modifications shall not restart the running of the 45-day period described in paragraph 18(f) below.

17.           Severability.  In the event that any portion of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the invalid or unenforceable portion shall be construed or modified in a manner that gives force and effect, to the fullest extent possible, to all other portions and provisions of this Agreement.  If any invalid or unenforceable portion of any provision in this Agreement cannot be construed or modified to render it valid and enforceable, that portion shall be construed as narrowly as possible and shall be severed from the remainder of this Agreement, and the remainder of this Agreement (including the remainder of the section, paragraph, subparagraph or sentence containing any invalid or unenforceable words) shall remain in effect to the fullest extent possible.

18.           OWBPA Provisions – Additional Understandings. In compliance with the Older Workers Benefit Protection Act (“OWBPA”), the Company and Employee agree to the following:

(a)	Understandability. This Agreement is written in a manner calculated to be understood by the Employee, and Employee understands all terms of this Agreement;

(b)	Age Discrimination (ADEA) Waiver. This Agreement includes a waiver and release of claims under the Age Discrimination in Employment Act (ADEA) as described in paragraph 2 above;

(c)	No Future Waiver. This Agreement only waives and releases rights arising prior to the date Employee signs this Agreement;

(d)
Valid Consideration.  In exchange for Employee's release and waiver as part of this Agreement, Employee acknowledges that he/she is receiving benefits as described in the Plan and Supplement that exceed those to which Employee is entitled apart from this Agreement;

(e)	Employee Advised to Consult with an Attorney. By this Agreement, the Company advises Employee to consult with an attorney before signing this Agreement;

(f)	Period to Consider this Agreement. Employee has been given a period of 45 calendar days in which to consider this Agreement, and to decide whether s/he wishes to sign it;

(g)
Information Provided.  Employee has received, together with this Agreement, a listing of job titles and ages of Employees eligible or not eligible for Plan benefits pursuant to the Rewiring for Growth Project;

(h)
Period to Revoke Agreement.  After Employee signs this Agreement, Employee has 7 calendar days in which Employee can change his or her mind and revoke this Agreement. Walgreens and Employee agree that, to revoke this Agreement, Employee must notify Walgreens in writing that Employee is revoking this Agreement.  Any such notice of revocation must be received by Deidra Byrd, Divisional Vice President, Employee Relations, 102 Wilmot Road, Deerfield, Illinois 60015, fax no. (847)315-4699, deidra.byrd@walgreens.com, within the 7-day period; and

(i)	Effective Date. This Agreement shall not become effective or enforceable until the 7-day revocation period described above has expired with no revocation by Employee.

19.           Agreement Not Signed Before Termination Date.  Employee represents and agrees that he/she has waited until his Termination Date before signing this Agreement.

20.           Governing Law.  The laws of the State of Illinois shall govern the validity, performance, enforcement, interpretation and any other aspect of this Agreement, notwithstanding any state’s choice of law provisions to the contrary.

21.           Complete Agreement.  This Agreement constitutes the parties’ entire agreement and cancels, supersedes, and replaces any and all prior proposals, understandings, and agreements (written, oral or implied) regarding all matters addressed herein, except Employee shall continue to be bound by all obligations set forth in any prior agreements, undertakings, waivers and assignments involving confidential information, inventions, non-competition, non-solicitation, non-inducement, patents, copyrights, trademarks and other intellectual property, and compliance with laws and policies.  The terms of this Agreement may not be altered or modified except by written agreement of the Employee and the Company.  In connection with this Agreement’s acceptance and execution, neither Employee nor the Company is relying on any representation or promise that is not expressly stated in this Agreement.

The Employee has read everything in this Separation and Release Agreement, understands it, and signs this Agreement voluntarily and intending to be bound by it.

This Agreement shall not be signed or returned before the Employee’s Termination Date.

Dated:                         4/2/09                                                s/ William M. Rudolphsen
Employee Signature

William M. Rudolphsen
Employee Name (Print)

Dated:                     4/6/09                                                 s/ Kris Dimitriou

On behalf of the Company

EXHIBIT A

Separation Benefits for Bill Rudolphsen

This is a summary of your separation benefits.  All of the detailed terms and conditions are set forth in the Plan and Supplement and as applicable in the underlying compensation and benefit plans and programs.

Termination Date (PTD)	3/31/09

Vacation	Current year plus banked
Severance and Fiscal 09 Bonus	$1,137,430

Form of vacation/severance	Lump-sum following PTD, subject to six-month delay of a /bonus paymentsportion to comply with tax law requirements (409A)*

Deferred Compensation	Enhanced lump-sum with gross-up per Voluntary Program (subject to six-month delay under 409A)*

Stock Option Exercise Periods	Retirement provision under stock option agreements apply (in most cases 60 months from PTD, or 10-year expiration date, if earlier)

RPSP Restricted Shares/Cash	Accelerated vesting and paid out at PTD (subject to six-month delay of cash payment under 409A)*

Fiscal 2009 Restricted Stock Units	Pro-rated vesting through PTD and shares distributed after PTD (subject to six-month delay under 409A)*

Fiscal 2009 Performance Shares	Pro-rated through PTD and paid out in October 2011 based on actual company performance

Profit Sharing/Restoration	Deductions and match apply to vacation but not severance

Retiree Medical	Eligible – begins after PTD**

SVP Retirement Benefits	Co. physical and United preferred status to age 70**

Other Benefits	End as of PTD

Outplacement	Up to 12 months

*  See separate letter covering timing of payment to ensure 409A compliance.
**  Subject to any future program/policy changes generally applicable to retirees.